Exhibit 10.39

March 1, 2024
Re: Short Term Assignment to the United States
Dear Michael,
Further to your recent discussions with Stephan, I am writing to invite you to accept an assignment to Alight Solutions LLC (“the Host”) on the terms set out below.
Your Home Location: Brussels, Belgium
Host Location: Chicago, Illinois
1.     Employment Status
1.1    You will remain an employee of NorthgateArinso Belgium BV (the “Employer”) throughout the period of the assignment and the period of your assignment will count as part of the period of your continuous employment with the Employer.
1.2    Nothing in this letter will create the relationship of employer and employee between you and the Host.
1.3    Nothing in this letter shall be construed to create contractual employment rights other than as specified in your employment agreement of 4 June 2019 (as amended) (“Employment Contract”).
1.4 Except as provided below, your terms and conditions of employment as set out in your Employment Contract remain unchanged for the duration of the assignment. If at the date of signature of this letter there is any inconsistency between the terms of this letter and the Employment Contract, the terms of this letter will prevail. If any changes are made to the Employment Contract during the term of the assignment, then the assignment will be on the terms of the Employment Contract and this letter.
1.4    References in this letter to “the Company” shall mean either the Employer, or the Host, or both (where the context is applicable).
1.5    You will be expected to conform to the Employer’s policies, rules and procedures and any Host policies, rules and procedures in force from time to time.

2.     Duration of Assignment and Termination
2.1    It is intended that your assignment to the Host will be for a period of five (5) months, commencing on April 1, 2024 (the “Commencement Date”) and continuing, subject to the remaining terms of this letter, until August 31, 2024 (the “Termination Date”), when it will terminate automatically without the need for notice.
2.2    The assignment period above will be subject to review, and the Employer and employee may extend or shorten your assignment on 14-days’ notice where the Company considers it to be appropriate or preferable due to business requirements and/or your personal circumstances, and with mutual consent; or where the assignment is terminated in accordance with the terms of this letter. Any such change to the Termination Date will be documented in writing and a new assignment end date (the “Revised Termination Date”) will be confirmed to you in writing. At the end of the assignment, it is anticipated that your employment with the Employer will continue, and you will return to your current role and location.
2.3    Notwithstanding any other provision in this letter to the contrary, the assignment may be terminated immediately by the Employer at any time if:

2.3.1    You commit any act or make any omission (whether or not in connection with the assignment) which would entitle the Host to dismiss you summarily if you were employed by the Host on the terms and conditions under which you are employed by the Employer; or
2.3.2    You conduct yourself in a manner prejudicial to the business of the Host (whether or not in connection with, or in the course of, the assignment); or
2.3.3    You are guilty of dishonesty or are convicted of an offence (whether or not in connection with, or in the course of, the assignment).

2.4    The assignment will terminate with immediate effect if you cease to be employed by Employer for any reason (including, without limitation, dismissal with or without notice and your own resignation).
2.5    If the assignment is terminated pursuant to 2.3 above, then the Employer may treat your conduct giving rise to the termination of the assignment as a breach of the Employment Contract and the Employer will have the right to terminate your employment immediately.
2.6    If during your assignment you wish to give notice of termination of your employment you must do so in accordance with the Employment Contract.

3.     Job Title and Management During Assignment
3.1     During your assignment, your job title will be Chief Human Resources Officer. This is a global job level 100, and you will report to the Chief Executive Officer of the Host. The Employer reserves the right to change your job title and/or the person or persons to whom you report and to introduce additional layers of management senior to you only as permitted in the Employment Contract. If your role during your assignment is at a more senior level than the role you hold immediately prior to the assignment, you may, at the conclusion of the assignment, be required to return to a role at a level equivalent to the level you occupied immediately prior to the assignment.
3.2    During the assignment you will devote the whole of your time, attention and skill to your assignment duties and you will be required to perform such duties at the time or times as the Host may reasonably require.
3.3    At all times during the assignment, you will always use all reasonable skill and care in the performance of your duties and act in the best interests of the Host.
3.4    Any issues of a disciplinary or grievance nature which arise during the assignment will be dealt with by the Employer in accordance with its disciplinary and grievance procedures.

4.     Alight Solutions LLC Business and Place of Work
4.1    During the assignment your business unit will be Human Resources Group.
4.2    You will perform your duties principally at the Company’s offices in the Host city and at such other place or places as the Host reasonably requires, either on a temporary or permanent basis. You may be required to travel both inside and outside the Host country in the course of your duties during the assignment.

5.     Immigration
5.1    Your assignment is conditional upon the Host being able to obtain and maintain the appropriate work permit, visa and/or other authorization documents for you to work and remain in the Host Country. The Host will meet the costs of obtaining the appropriate work permit, visa and/or other authorization documents for you in the Host location. The Host will also meet the costs of obtaining residence permits and/or other authorization documents for “eligible family members” accompanying you on assignment (defined as your spouse, eligible partner, minor children (being those under the age of 18) and dependent children (under 21, in full time education) and maintaining such permissions for the duration of the assignment.

6.     Salary and Other Remuneration Administration
6.1    During the assignment your salary will continue to be paid by the Employer in accordance with the Employment Contract. You will receive an annual base salary of 414,190.78 EUR Annually.
6.2    During your assignment you will continue to be paid via your home country payroll. Your Company remuneration and benefits will be subject to tax and social security contributions in line with the Company’s tax equalization policy.

7.     Bonus
7.1    During your assignment you will continue to participate in the Employer’s bonus plan(s) as detailed in the Employment Contract, subject always to the terms and conditions of the relevant plan(s) (including any performance targets or criteria) as amended from time to time.
7.2    Any bonus paid will be at the absolute discretion of the Employer, dependent on both individual and business performance through the fiscal year and made pursuant to the terms and conditions of the applicable bonus plan unless otherwise stated in your Employment Contract. Any bonus paid by the Employer in respect of a time period where you are on assignment may take into account your performance during the assignment, even though the Employer is not the direct recipient of that performance.
7.3    Unless otherwise stated in your Employment Contract, no payment will be made under any bonus plan if, on the payment date you have given, or have been given, notice of termination of employment, or if you are suspended from employment or if you are no longer employed by the Employer.

8.     Medical Insurance
8.1    You and your dependents will be enrolled in an expatriate medical international plan through the Company’s insurance provider appointed at the time. Participation in any plan will be subject to the rules of the relevant scheme and the Employer will be responsible for any tax falling due.
8.2    If the relevant insurance provider refuses for any reason to provide the relevant insurance benefit to you or your immediate family, as applicable, the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay compensation in lieu of such benefit.

9.     Assignment Benefits
9.1    To confirm, you will receive the following benefits related to your assignment. You will hear from our relocation management service provider SIRVA to help facilitate your relocation benefits.

Assistance	Provider	Description
Pre-departure Consultation	SIRVA	The SIRVA BGRS Global Consultant (GC) provides an overview of the international short-term program, policy, and process.

Visa and Immigration	Fragomen	Immigration assistance for initial work permit and visa for you and dependent visas for your family for the duration of your stay in the US.
Pre-assignment Medical Exams	SIRVA	Reimbursement of medical exams if your current insurance provider does not cover any required medical exams or immunizations required by immigration for and your family.
Tax Consultation and Preparation	Vialto	Consultation with Host’s designated tax provider to review the Belgium tax requirements and US tax requirements as well as tax preparation services in both Belgium and US for the year of your assignment.
Tax Gross up/Equalization	Alight	The Host will be responsible for covering actual host and home country tax related gross up to the assignment related payments. Amounts paid by you and paid by the Company will be reconciled during the annual equalization reconciliation process at the time of tax filing.
Relocation Allowance	SIRVA	Relocation allowance of $16,666 to be processed upon your start date in the US. This allowance is used to cover items that may be needed in host country or any fees, or services not directly covered under relocation benefits.
Final Move Airfare	SIRVA	Reimbursement of one -way business class travel for you and your family to the host location.
Final Move Lodging	SIRVA	Reimbursement of 1 night in a 5-star hotel if needed during final travel.
Excess Baggage	SIRVA	Reimbursement of excess baggage in the amount of $250 per bag for up to two bags.
Destination Services	SIRVA	2 days of destination services to include items such as area orientation, home finding and settling-in.

International Healthcare Coverage	Alight	International Healthcare coverage provided for the duration of your assignment.
Per Diem	SIRVA	Per diem of $USD 2,430 per month to cover personal expenses while on assignment as per the Host vendor data tables for the city pairs involved.
Host Housing	SIRVA	The Company will arrange for furnished housing for the duration of your assignment.
Host Country Transportation	SIRVA	Reasonable and customary transportation assistance provided based on local host guidelines and standard practices.
Home Leave	SIRVA	1 Round trip Business class flight from US to Belgium for you and your family.
Educational Support	SIRVA	Reimbursement of eligible primary and secondary schooling tuition and fees for your school age dependents
Emergency Leave	SIRVA	In the event of a life-threatening illness or death of an eligible family member a reimbursement of one

10.    Hours of Work, Holidays and Leave
10.1    You will be required to work during the Host’s normal office hours and such other hours required to meet the requirements of the business and for the proper performance of your duties during the assignment. You will not be entitled to additional remuneration in respect of any such additional hours.
10.2    Your annual holiday entitlement will be in line with the Employment Contract.
10.3    Your sick pay entitlement as well as any entitlement to maternity/paternity/adoption leave or pay or parental leave will continue to be governed by the relevant policy of the Employer, subject to local law in the location of the Host.

11.    Repayment Agreement
11.1    For the purposes of this letter, “Relocation Expenses” shall include any payments and benefits to which you are eligible to receive, as detailed in this letter.

11.2    Except in the circumstances where the Employer terminates your employment by reason of redundancy, or by written mutual agreement, or where the Employer, in its sole discretion, waives the requirement for repayment you shall repay Relocation Expenses to the Employer as follows:

11.2.1    If you cease employment or serve notice of termination of employment during the assignment period, 100% of the Relocation Expenses shall be repaid.
11.2.2    For the avoidance of doubt, Relocation Expenses shall not be treated as part of your basic salary for any purpose and shall not be pensionable.

12.    Restrictive Covenants and Confidentiality
12.1    The Restriction of Activities and Business Confidentiality provisions set out within the Company policies per the Employment Contract continue to apply to you during the assignment.
12.2    The terms of this letter and the support provided in connection with your assignment are strictly confidential and must not be discussed with any employee of the Company group or any third party.
12.3    Failure to observe confidentiality relating to either this letter, or the Employment Contract, may result in disciplinary action being taken against you.

13.    Termination of Employment
13.1    If your employment is terminated during the assignment by reason of redundancy or by written mutual agreement, the Employer will pay reasonable shipping and travel expenses for you and, if relevant, your immediate family to return to your home country. Notice provisions will be in accordance with this letter and the Employment Contract.
13.2    The Company will not pay shipping and travel expenses for you and, if relevant, your immediate family to return to your home country if you elect to remain in your Host country following termination, voluntary or involuntary, or at the end of your assignment or if you otherwise elect not to return to your home location.

14.    Personal Security On Assignment
14.1    Notification of your assignment will be shared with the Host Response Center. They will evaluate any risks of the relocation in accordance with the Host’s Duty of Care Program, which may lead to additional information and actions being required from you and/or your business unit.

14.2    Ongoing support will be provided where necessary by the Host Response Center for the duration of your assignment.
14.3     It is imperative that you adhere to all security related policies, including, but not limited to booking all assignment and any on-assignment business related travel (where possible) through Alight’s travel service provider, providing your profile data to the Host Response Center and contacting the Host Response Center if there are any issues or concerns from a security and safety perspective while on assignment.

15.    Relocation Support
15.1    Your transfer will be supported by both HR and the Host Global Mobility team. Below is a list of contacts should you have any questions regarding your relocation and travel.

Alight GM Support Team	Alight Global Mobility [***] [***]
Alight Response Center (ARC)	[***] [***]

16.    Governing Law
16.1    Other than as specified in your Employment Contract, the terms of this letter will be governed by and interpreted in accordance with the law of United States and the respective courts of United States have exclusive jurisdiction to determine any dispute arising out of or in connection with this letter. Please sign, date and return a copy of this letter to your Global Mobility Advisor within five working days to indicate your acceptance of the assignment and your agreement to the terms and conditions of this letter.

Yours Sincerely,
For and on Behalf of Alight Solutions LLC

/s/ Martin Felli

Martin Felli
Chief Legal Officer and Corporate Secretary

Employee Acceptance and Agreement
I hereby accept the assignment to the Host on the terms and conditions set out in the above letter. I acknowledge and accept that the above letter is a variation of the terms and conditions of my employment with NorthgateArinso Belgium BV for the duration of the assignment.

/s/ Michael Rogers                        March 3, 2024

___________________                        ___________________
Michael Rogers                     Date